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                                  EXHIBIT 12(A)

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  SALTON, INC.

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
                                                        39 WEEKS
                                                         ENDED                     YEAR ENDED
                                                        4/1/2006    ----------------------------------------
(IN THOUSANDS, EXCEPT RATIOS)                         (UNAUDITED)     2005        2004       2003      2002
                                                      -----------   --------   ---------   -------   -------
Fixed Charges
   Interest and amortization of debt issuance costs
      on all indebtedness                              $ 28,596     $ 51,703   $  39,783   $40,109   $43,357
   Add interest element implicit in rentals               2,256        3,296       3,443     3,500     3,040
                                                       --------     --------   ---------   -------   -------
      Total fixed charges                              $ 30,852     $ 54,999   $  43,226   $43,609   $46,397
(Loss) Income
   (Loss) Income from continuing operations
      before income taxes                              $(18,376)    $(76,265)  $(131,194)  $10,071   $44,541
   Add fixed charges                                     30,852       54,999      43,226    43,609    46,397
                                                       --------     --------   ---------   -------   -------
   (Loss) Income from continuing operations
      before fixed charges and income taxes            $ 12,476     $(21,266)  $ (87,968)  $53,680   $90,938
                                                       ========     ========   =========   =======   =======
Ratio of earnings to fixed charges                         0.40        (0.39)      (2.04)     1.23      1.96
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